SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) August 29, 2003
                               (August 25, 2003)


                              GLIMCHER REALTY TRUST
                              ---------------------
               (Exact Name of Registrant as Specified in Charter)

     Maryland                       1-12482                    31-1390518
     --------                       -------                    ----------
(State or Other Jurisdiction      (Commission                (IRS Employer
    of Incorporation)             File Number)            Identification No.)

 150 East Gay Street, Columbus, Ohio                        43215
 -----------------------------------                        -----
(Address of Principal Executive Offices)                 (Zip Code)


        Registrant's telephone number, including area code (614) 621-9000

                   20 South Third Street, Columbus, Ohio 43215
                   -------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)
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     Item 5. Other Events

     On August 25, 2003, Glimcher Realty Trust, a Maryland real estate investment trust (the "Company"), completed its previously announced offering to the public of 2,400,000 shares of the Company's 8.75% Series F Cumulative Redeemable Preferred Shares of beneficial interest, par value $.01 per share (the "Series F Preferred Shares"), at a purchase price of $24.2125 per Series F Preferred Share. The Series F Preferred Shares have a liquidation preference of $25.00 per share.

     The proceeds from the sale of the Series F Preferred Shares, after deducting the underwriters' discounts and commissions and the Company's expenses of the offering, are estimated to be $57.8 million. The Company used approximately $53 million of the net proceeds to pay a portion of the purchase price of the acquisition of WestShore Plaza, a regional mall totaling approximately 1.1 million square feet of GLA located in Tampa, Florida. The Company used the $4.8 million balance of the net proceeds to repay a portion of the balance outstanding on the Company's $170.0 million secured credit facility.

     Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

     Not applicable.

     (b)  Pro Forma Financial Information.

     Not applicable.

     (c) Exhibits

     3.1 Amendment No. 7 to Limited Partnership Agreement of Glimcher Properties Limited Partnership.

     5.1 Opinion of Venable, Baetjer and Howards, LLP regarding legality of Series F Preferred Shares.

     99.1 Press Release of the Company dated August 25, 2003.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2003

                                GLIMCHER REALTY TRUST

                                By:/s/ William G. Cornely,
                                     ---------------------------
                                       William G. Cornely,
                                       Executive Vice President, Chief Operating
                                       Officer and Treasurer


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                                  EXHIBIT INDEX

EXHIBIT NO.

Exhibit 3.1 Amendment No. 7 to Limited Partnership Agreement of Glimcher Properties Limited Partnership.

Exhibit 5.1 Opinion of Venable, Baetjer and Howard, LLP regarding legality of Series F Preferred Shares.

Exhibit 99.1    Press Release of the Company dated August 25, 2003